Exhibit 99.1

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, October 28, 2009		205.326.8421

Energen Earns $0.65 per Diluted Share in Third Quarter 2009

Earnings Guidance: 2009 Range Increased to $3.45-$3.65/Diluted Share;

2010 Range Initiated at $4.00-$4.40/Diluted Share

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) reported today that consolidated net income in the third quarter of 2009 totaled $47.1 million, or $0.65 per diluted share, as compared with $73.1 million, or $1.01 per diluted share, in the third quarter of 2008. Included in current-year third quarter results is a one-time gain of $3.1 million, or $0.04 per diluted share, generated by the sale of a small, non-operated Permian Basin property by Energen Resources Corporation, the company’s oil and gas exploration and production subsidiary.

3Q09 vs 3Q08: Energen Resources’ substantial hedge position, 12 percent increase in production and 25 percent decrease in per-unit lease operating expense (LOE) helped offset the negative impact of significantly lower oil and gas prices, higher depreciation, depletion and amortization (DD&A) expense and a greater net earnings loss at Alagasco, the company’s natural gas utility.

More than 70 percent of Energen Resources’ third quarter 2009 production was hedged at above-market prices. As a result, the company was able to protect its earnings and cash flows from the full impact of the significant decline in the price of natural gas, oil and natural gas liquids (NGL). For the three months ended September 30, 2009, Energen Resources’ average realized sales price declined 23 percent year-over-year; without hedges, Energen Resources’ average realized sales prices would have declined some 56 percent.

•	2010 EARNINGS GUIDANCE INITIATED

With more than 57 percent of its estimated 2010 production hedged at above-market prices, Energen is well-positioned to generate earnings and cash flow growth in 2010. Energen’s initial earnings guidance range of $4.00-$4.40 per diluted share suggests the potential for double-digit earnings growth in 2010.

Energen’s earnings outlook assumes that commodity prices applicable to its unhedged production will average $5.50 per thousand cubic feet (Mcf) for natural gas, $75 per barrel for oil and 81 cents per gallon for NGL. Total production in 2010 is estimated to increase approximately 3 percent to 114 billion cubic feet (Bcf) equivalent.

Energen has hedges in place in 2010 for 63 percent of its estimated natural gas production of 70 Bcf at an average NYMEX-equivalent price of $8.48 per Mcf as well as for 63 percent of its estimated oil production of 5.5 million barrels (MMBbl) at an average NYMEX-equivalent price of $85.42 per barrel. NGL production currently is unhedged.

Consolidated after-tax cash flows also are estimated to increase in 2010 and range from $623 million to $652 million. At Energen Resources, 2010 after-tax cash flows are estimated to range from $545 million to $574 million. These funds will be used to finance Energen Resources’ identified capital spending of approximately $310 million. Together with an estimated $30 million of cash available at year-end 2009, Energen Resources is expected to have available for discretionary investment some $265 million to $294 million. Excess cash flows may be used to fund property acquisitions and other opportunities that may arise and/or pay down debt.

Capital spending at Energen Resources in 2010 is estimated to be approximately $310 million. This amount includes some $290 million for the development of existing properties and $15 million for exploration, including the drilling of a Conasauga shale well in Alabama. Approximately 75 percent of Energen Resources’ 2010 estimated capital for existing properties’ development will be invested in the Permian Basin in Texas, which is home to 98 percent of the company’s estimated proved oil reserves. Activities in the Permian Basin in 2010 will focus on waterflood expansion, development of the Fuhrman-Mascho Field and drilling “Wolfberry” wells.

Alagasco’s capital spending in 2010 is estimated to total $80 million, with some $50 million invested in normal system needs and $30 million in technology-related and other projects.

Work continues on Energen’s 2010 budget, which is expected to be approved by the company’s Board of Directors in early December; based on changing market conditions, the budget could differ from the current model upon which guidance is based.

For more information on Energen’s 2010 earnings guidance, see pages 9-11.

•	2009 EARNINGS GUIDANCE RANGE INCREASED AND NARROWED

Energen today increased and narrowed its 2009 earnings guidance range to $3.45-$3.65 per diluted share (prior guidance was $3.10-$3.50 per diluted share). This guidance assumes that commodity prices applicable to the company’s unhedged natural gas volumes for the open months of November and December will average approximately $5.50 per Mcf for gas (NYMEX); oil and NGL prices for October-December are estimated to average some $78.75 per barrel of oil (NYMEX) and $1.02 per gallon, respectively.

Production in 2009 is now estimated to total 111 billion cubic feet (Bcf) equivalent, reflecting an 8 percent increase from 2008. Approximately 75 percent of the company’s estimated fourth quarter production of 28 Bcf equivalent (Bcfe) is hedged; as a result, earnings and cash flows are not materially sensitive to commodity price changes.

Capital spending at Energen Resources in 2009 is now estimated to be $450 million, including $190 million for property acquisitions and $245 million in property development in 2009; this increase from earlier estimates reflects, in part, accelerated development of its Fuhrman-Mascho Field along with waterflood expansion in the Permian Basin in the last half of 2009.

•	CHATTANOOGA WELL NEARS COMPLETION STAGE

Energen Resources expects to begin completion of its Chattanooga shale well within the week. The 1,500-foot horizontal leg of the Cain 6-6 #1 is at a vertical depth of approximately 7,800 feet. The company plans to perform a three-stage nitrogen frac. Well results may be several weeks away. The Cain well is located in Tuscaloosa County, southwest of the city of Tuscaloosa.

In the event this well is unsuccessful, the company would expect to record a loss of approximately 17 cents per diluted share in the fourth quarter of 2009 associated with well costs and the non-cash write-off of capitalized unproved leasehold.

THIRD QUARTER 2009 RESULTS

For the three months ended September 30, 2009, Energen’s net income totaled $47.1 million, or $0.65 per diluted share, and compares with third quarter 2008 net income of $73.1 million, or $1.01 per diluted share. Included in the current-year third quarter results for Energen and Energen Resources is a one-time gain of $3.1 million, or $0.04 per diluted share, from the sale of a small, non-operated Permian Basin property.

Energen Resources Corporation

Energen Resources generated third quarter net income of $59.0 million in 2009 as compared with $79.6 million in the same period last year. The independent producers’ substantial hedge position, 12 percent increase in production and 25 percent decrease in per-unit LOE helped offset the negative impact of significantly lower oil and gas prices and higher DD&A expense.

Average Realized Sales Prices, Third Quarter Comparison

Commodity	3Q09	3Q08	Change
Natural Gas (per Mcf)	$6.10	$8.42	(28)%
Oil (per barrel)	$64.03	$78.08	(18)%
NGL (per gallon)	$0.88	$1.03	(15)%

Production, Third Quarter Comparison

Commodity	3Q09	3Q08	Change
Natural Gas (Bcf)	18.9	17.3	9%
Oil (MBbl)	1,253	1,055	19%
NGL (MMgal)	20.0	17.8	12%
Total (Bcfe)	29.3	26.1	12%

Production By Area (Bcfe), Third Quarter Comparison

Area	3Q09	3Q08	Change
San Juan Basin	14.3	12.7	13%
Permian Basin	9.2	7.4	24%
Black Warrior Basin	3.6	3.5	3%
N. LA/E. TX/Other	2.1	2.5	(16)%

The year-over-year production increase in the Permian basin in the third quarter of 2009 largely reflects the acquisition of Range Resources’ interests in the Fuhrman-Mascho Field as well as pay adds and workovers. Increases in the San Juan Basin largely reflect new well development and better-than-expected performance in some of the Fruitland Coal wells in the San Juan Basin.

Total per-unit LOE in the third quarter of 2009 declined 25 percent from the prior-year third quarter to $1.86 per Mcf equivalent (Mcfe). Base LOE and marketing and transportation expenses totaled $1.55 per Mcfe, reflecting a decline of approximately 8 percent largely due to lower ad valorem taxes and lower field service costs. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell 61 percent on a per-unit basis.

DD&A expense per unit in the third quarter of 2009 increased 25 percent over the same period last year to $1.63 per Mcfe largely due to higher development costs and lower year-end 2008 reserve prices.

Per-unit net G&A expense in the third quarter of 2009 increased 51 percent over the same period in 2008 to 53 cents per Mcfe largely due to increased benefits related to the company’s performance-based compensation plans and increased litigation reserves.

Alabama Gas Corporation

Energen’s natural gas utility reported a net loss of $10.7 million in the third quarter of 2009 as compared with a net loss of $5.8 million in the third quarter of 2008. In the current-year quarter, Alagasco recognized a $0.9 million after-tax reduction in revenues designed to keep the utility earning within its allowed range of return on average equity at the end of the 2009 rate year. The major reasons for the decrease in third quarter earnings, however, were non-recurring items in the prior-year third quarter. These items included a $1.8 million after-tax benefit from having maintained its expenses below the inflation-based cost control measurement feature of its rate-setting mechanism; in addition, Alagasco used its Enhanced Stability Reserve (ESR) in the third quarter of 2008 to help compensate for industrial and commercial load loss during the rate year. The ESR draw was $2.5 million after tax.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2009, Energen’s net income totaled $197.7 million, or $2.75 per diluted share. This compares with net income of $256.6 million, or $3.56 per diluted share, in the first nine months of 2008. Included in the 2009 year-to-date results of Energen and Energen Resources is a one-time gain of $3.1 million, or $0.04 per diluted share, generated by the sale of a small, non-operated Permian Basin property; prior-period results included a $6.4 million, or $0.09 cents per diluted share, gain from a Permian Basin property sale.

Energen Resources Corporation

Energen Resources’ year-to-date net income totaled $161.0 million in 2009 as compared with $222.6 million in the first nine months of 2008. Energen Resources’ substantial hedge position, 10 percent increase in production and 23 percent decrease in per-unit LOE helped offset the negative impact of significantly lower oil and gas prices and higher DD&A expense.

Average Realized Sales Prices, Year-to-Date Comparison

Commodity	YTD09	YTD08	Change
Natural Gas (per Mcf)	$6.30	$8.22	(23)%
Oil (per barrel)	$59.19	$73.69	(20)%
NGL (per gallon)	$0.86	$1.06	(19)%

Production, Year-to-Date Comparison

Commodity	YTD09	YTD08	Change
Natural Gas (Bcf)	54.5	50.1	9%
Oil (MBbl)	3,456	3,005	15%
NGL (MMgal)	55.9	52.7	6%
Total (Bcfe)	83.3	75.6	10%

Production By Area (Bcfe), Year-to-Date Comparison

Area	YTD09	YTD08	Change
San Juan Basin	41.3	37.2	11%
Permian Basin	24.9	21.2	17%
Black Warrior Basin	10.8	10.5	3%
N. LA/E. TX/Other	6.3	6.8	(7)%

The year-over-year production increase in the Permian Basin largely reflects the cumulative effect of accelerated drilling in 2007 and 2008, the Fuhrman-Mascho acquisition and current-year pay adds and workovers. Increased production in the San Juan Basin largely reflects the cumulative effect of accelerated drilling in 2007 and 2008 as well as better-than-expected performance in the current year from some of the Fruitland Coal wells.

Total per-unit LOE in the first nine months of 2009 declined approximately 23 percent from the same period a year ago to $1.91 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 5 percent in response to lower field service costs. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell 63 percent on a per-unit basis.

DD&A expense per unit in year-to-date 2009 increased 26 percent over the same period last year to $1.58 per Mcfe largely due to higher development costs and lower year-end 2008 reserve prices.

Per-unit net G&A expense in year-to-date 2009 declined 2 percent over the same period in 2008 to 45 cents per Mcfe.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $37.6 million in the first nine months of 2009 as compared with $34.8 million in the same period in 2008. This increase primarily was due to the utility’s earning on a higher level of equity.

TRAILING 12-MONTHS RESULTS

For the 12 months ended September 30, 2009, Energen’s net income totaled $263.0 million, or $3.66 per diluted share, and compared with $336.0 million, or $4.66 per diluted share, for the same period a year ago. Included in the 2009 year-to-date results of Energen and Energen Resources is a one-time gain of $3.1 million, or $0.04 per diluted share, generated by the sale of a small, non-operated Permian Basin property; prior-period results included a $6.4 million, or $0.09 cents per diluted share, gain from a Permian Basin property sale.

Energen Resources Corporation

Energen Resources’ net income for the trailing 12 months totaled $221.0 million as compared with $296.5 million in the same period a year ago.

Average Realized Sales Prices, T12M Comparison

Commodity	2009	2008	Change
Natural Gas (per Mcf)	$6.50	$8.09	(20)%
Oil (per barrel)	$60.48	$73.14	(17)%
NGL (per gallon)	$0.82	$1.04	(21)%

Production, T12M Comparison

Commodity	2009	2008	Change
Natural Gas (Bcf)	72.0	66.6	8%
Oil (MBbl)	4,565	3,986	15%
NGL (MMgal)	73.9	72.3	2%
Total (Bcfe)	110.0	100.9	9%

Per-unit LOE totaled $1.89 per Mcfe in the 12 months ending September 30, 2009, reflecting a decrease of 20 percent from $2.36 per Mcfe in the 12 months ended September 30, 2008; this decrease largely was due to a 66 percent decline in commodity price-driven production taxes.

DD&A expense per unit in the 12 months ended September 30, 2009, increased 27 percent over the same period last year to $1.58 per Mcfe largely due to higher development costs and a price-driven, downward revision of year-end 2008 proved reserves.

Per-unit net G&A expense in the trailing 12-months period declined 15 percent over the same period in 2008 to 41 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plans.

Alabama Gas Corporation

Alagasco generated net income in the 12 months ended September 30, 2009, of $43.0 million as compared with $40.4 million in the same period a year ago and largely reflects the utility earning within its allowed range of return on a higher level of equity. Alagasco’s return on average equity for the rate year ended September 30, 2009, was 13.3 percent on 13-month average equity of $323.4 million.

2010 EARNINGS GUIDANCE INITIATED

Energen today initiated earnings guidance for 2010 with a range of $4.00-$4.40 per diluted share. Key assumptions included in the guidance include:

•	A hedge position that covers approximately 57 percent of estimated production;

•	Annual production of approximately 114 Bcfe;

•	Capital spending of $390 million, including approximately $310 million by Energen Resources (ERC) and $80 million by Alagasco;

•	An average DD&A rate at ERC of $1.83 per Mcfe;

•	LOE, including production taxes, at ERC of $2.21 per Mcfe (base LOE and marketing and transportation costs of $1.74 per Mcfe);

•	General and administrative expense at ERC of 47 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on estimated average equity of $330 million;

•	Average diluted shares outstanding of 72.0 million.

Energen’s earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of $41 million of capitalized unproved leasehold related to Alabama shales.

2010 Hedge Position Summary

Energen Resources’ hedge position for 2010 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price
Natural Gas	44.4 Bcf	70.0 Bcf	63%	$8.48/Mcf
Oil	3.5 MMBbl	5.5 MMBbl	63%	$85.42/barrel
NGL	—	74.8 MMgal	—	—

Energen Resources’ natural gas and oil hedge positions by hedge type for 2010 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	29.4	$0.50 per Mcf	$8.38 per Mcf
NYMEX	14.9	—	$8.68 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,383	$3.00 per barrel	$89.74 per barrel
NYMEX	1,082	—	$75.91 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Resources’ estimated 2010 production and hedge position by region and commodity are shown below.

Commodity	San Juan Basin		Permian Basin		Black Warrior Basin		N. LA/E. TX/Other
	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged	Vols	% Hedged
Gas (Bcf)	47.2	62%	4.0	—	13.0	80%	5.8	79%
Oil (MMBbl)	0.07	—	5.4	64%	—	—	0.03	—
NGL (MMgal)	55.1	—	19.7	—	—	—	—	—
Total (Bcfe)	55.5	53%	39.4	53%	13.0	80%	5.9	76%

SENSITIVITY OF EARNINGS, CASH FLOWS TO COMMODITY PRICES CHANGES

Given Energen Resources’ current hedge position for 2010 and using the price assumptions given above for the company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2010 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $5.50 represents an estimated net income impact of approximately $1.1 million (1.5 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $75 per barrel represents an estimated net income impact of approximately $1.1 million (1.5 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.81 per gallon represents an estimated net income impact of approximately $0.4 million (0.6 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2009 EARNINGS GUIDANCE RANGE INCREASED

Energen today raised and narrowed its 2009 earnings guidance range to $3.45-$3.65 per diluted share. Key assumptions included in the guidance include:

•	Results of the year-to-date;

•	A hedge position that covers approximately 75 percent of estimated production for the remainder of the year;

•	Annual production of approximately 111 Bcfe (approximately 28 Bcfe in the last three months of 2009);

•	Capital spending of $525 million, including approximately $260 million by Energen Resources (ERC), $190 million for property acquisitions, and $75 million by Alagasco;

•	An average DD&A rate at ERC of $1.65 per Mcfe;

•	LOE, including production taxes, at ERC of $2.00 per Mcfe;

•	General and administrative expense at ERC of 46 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on estimated average equity of $325 million;

•	Average diluted shares outstanding of 71.9 million.

Energen’s earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of capitalized unproved leasehold related to Alabama shales.

2009 Hedge Position Summary

Energen Resources’ hedge position for the remaining three months of 2009 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price
Natural Gas	13.1 Bcf	17.3 Bcf	76%	$7.59/Mcf
Oil	1.0 MMBbl	1.3 MMBbl	77%	$69.63/barrel
NGL	10.8 MMgal	17.6 MMgal	62%	$1.15/gallon

NOTE: October actuals included where known

Energen Resources’ natural gas and oil hedge positions by hedge type for the remainder of the year are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	8.8	$0.40 per Mcf	$7.40 per Mcf
Permian Basin	0.3	$0.30 per Mcf	$7.95 per Mcf
NYMEX	4.1	—	$7.98 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	754	$2.65 per barrel	$66.13 per barrel
NYMEX	276	—	$79.18 per barrel

NOTE: October actuals included where known

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.4 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.